Exhibit 99.1

O-I’s Glass Machine Manufacturing Focus Shifts; Godfrey Facility to Close

TOLEDO, Ohio, Sept. 1, 2006—Owens-Illinois, Inc. (NYSE: OI) today announced that the Company will close its Godfrey, Ill., machine parts manufacturing operation as part of a broad initiative to reduce working capital and improve system costs.

O-I will outsource its machine parts manufacturing to various third party suppliers.  Production at Godfrey is expected to phase out over the next four months.

“We sincerely regret having to make this decision, but it is consistent with our core priorities, enabling the company to be more competitive by reducing its glass container manufacturing costs through lower investment in machines and machine repair parts while improving capital capabilities and realizing cost reductions that will better position the company in the future,” said Ed White, O-I senior vice president and chief financial officer.  “O-I will continue to evaluate opportunities to reduce the cost of parts for our proprietary glass forming machines as part of our machine manufacturing strategy.”

O-I representatives met with representatives of the International Association of Machinists and Aerospace Workers, District 9, last month to inform them that the Company was giving serious consideration to outsourcing the operations at Godfrey. Representatives from the Company and the union have met since the initial announcement. The meetings concluded today with a decision being finalized that will result in the closure of the Godfrey facility by the end of the year.

The Godfrey facility opened in 1958 to manufacture and distribute parts used in glass container forming machines.  Currently, the 300,000 square foot facility employs 261 people.

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has more than 100 manufacturing facilities in 23 countries.  In 2005, annual revenues were $7.2 billion.  For more information, visit http://www.o-i.com.

CONTACT: Kelley Yoder, + 1 567-336-1388.

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

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